EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-205202 and 333-205196) of Fogo de Chão, Inc. and Subsidiaries of our report dated March 30, 2016 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10 K.

/s/ PricewaterhouseCoopers LLP
Dallas, TX
March 30, 2016